Gladstone Investment Announces Sale of Equity Investment in and Debt Repayment by Chase Doors

MCLEAN, Va., Jan. 3, 2011 /PRNewswire-FirstCall/ -- Gladstone Investment Corporation (Nasdaq: GAIN) (the "Company") announced that on December 30, 2010, it sold its equity investment and received full repayment of its debt investment in Chase II Holding Corporation ("Chase Doors"). In March 2006, the Company made its original equity investment and provided debt financing in support of a management-led buyout of Chase Doors.

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"Gladstone Investment has enjoyed an excellent relationship with the talented management team at Chase Doors.  The team achieved outstanding results in growing the business and building value in a challenging economic environment," said Dave Dullum, the Company's President.  "In addition to the monthly dividends we pay to our stockholders from the current income on our debt and mezzanine investments, we also seek to achieve capital gains from the equity portions of our investments.  In this regard, the Chase Doors transaction, similar to the A. Stucki Holding Corporation exit in June 2010, is a significant and successful realization of a capital gain from our investment strategy."

Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and mid-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Additional information on this sale and the business of all the Gladstone Funds can be found at http://www.gladstonecompanies.com/.

For Investor Relations inquiries related to any of the monthly dividend paying Gladstone Funds, please visit http://www.gladstone.com/.

Forward-looking Statements:

The statements in this press release regarding the longer-term prospects of the Company's investment strategy, future capital gains, and expected continued payment of dividends are "forward-looking statements." These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company's actual results to differ from these forward-looking statements include, among others, the duration and potential future effects of the current economic downturn on its portfolio companies and on the senior loan market and those factors listed under the caption "Risk Factors" of the Company's Form N-2/A, as filed with the SEC on November 22, 2010. The risk factors set forth in the Form N-2/A under the caption "Risk Factors" are specifically incorporated by reference into this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Relations, +1-703-287-5893